UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 23, 2018

Buckeye Partners, L.P.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-9356	23-2432497
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Greenway Plaza Suite 600 Houston, Texas	77046
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 615-8600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.02	Unregistered Sales of Equity Securities.

On February 23, 2018, Buckeye Partners, L.P. (the “Partnership”) entered into a Class C Unit Purchase Agreement (the “Unit Purchase Agreement”) with certain affiliates of Kayne Anderson Capital Advisors, L.P. and Tortoise Capital Advisors, L.L.C. (the “Purchasers”) for the sale of 6,220,658 Class C Units (the “Firm Placement”) representing limited partnership interests in the Partnership (“Class C Units”). The negotiated purchased value for each Class C Unit is $42.60 resulting in aggregate gross proceeds to the Partnership of approximately $265.0 million. The net proceeds from the Firm Placement, after deducting placement agent fees and other offering expenses, are expected to be approximately $262.1 million. The Partnership expects the offering of Class C Units to close on March 2, 2018, subject to the satisfaction of certain closing conditions including (i) the execution of the amendment to the Partnership’s agreement of limited partnership to establish the terms of the Class C Units, (ii) the execution and delivery of a registration rights agreement by and between the Partnership and the Purchasers relating to the Class C Units and (iii) New York Stock Exchange approval for listing of the limited partnership units representing limited partner interests in the Partnership (“LP Units”) to be issued upon conversion of the Class C Units.

The Purchasers and their respective affiliates have the option to purchase, severally and not jointly, from the Partnership, up to an aggregate of 1,173,709 Class C Units (the “Optional Placement” and, together with the Firm Placement, the “Private Placement”) for a cash purchase price of $42.60 per Class C Unit, on or before 5 P.M. Central Time on March 30, 2018. The Partnership intends to use the net proceeds from the Private Placement to repay borrowings outstanding on its revolving credit facility, to pre-fund the equity portion of its remaining 2018 and 2019 growth capital expenditure program and for general partnership purposes.

The Class C Units will represent a separate class of the Partnership’s limited partnership interests. The Class C Units will share equally with the LP Units (i) with respect to the payment of distributions and (ii) in the event of a liquidation of the Partnership. The Partnership has the option to pay distributions on the Class C Units with cash or by issuing additional Class C Units, with the number of Class C Units issued based upon the volume-weighted average price of the LP Units for the 10 trading days immediately preceding the date the distributions are declared, less a discount of 12.5%.

The Class C Units will have the same voting rights as if they were outstanding LP Units and will be entitled to vote as a separate class on any matters that materially adversely affect the rights or preferences of the Class C Units in relation to other classes of partnership interests or as required by law.

The Class C Units will convert into LP Units on a one-for-one basis at the earliest of (i) the second anniversary of the initial issuance of Class C Units pursuant to the Unit Purchase Agreement, (ii) the date on which the Partnership delivers notice to the holders of the Class C Units that the Class C Units have converted, (iii) the date on which a change of control of the Partnership occurs, (iv) the business day following any notice or press release from the Partnership of a cash distribution for any quarterly period in an amount less than $1.2625 per LP Unit and (v) the date on which the Partnership issues any class or series of LP Units having preferences or senior rights over the LP Units.

Pursuant to the Unit Purchase Agreement, the Partnership has agreed to indemnify the Purchasers and their officers, directors and other representatives against certain losses resulting from any breach of the Partnership’s representations, warranties or covenants contained therein.

Barclays Capital, Inc. is acting as sole placement agent for the Private Placement.

The Private Placement of the Class C Units pursuant to the Unit Purchase Agreement is being made in reliance upon an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 7.01	Regulation FD Disclosure.

On February 26, 2018, the Partnership issued a press release announcing the Private Placement. A copy of the press release is furnished and attached as Exhibit 99.1 hereto and is incorporated herein by reference.

The information furnished pursuant to this Item 7.01 shall not deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, and is not to be incorporated by reference into any filing of the Partnership.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated February 26, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUCKEYE PARTNERS, L.P.

By:	Buckeye GP LLC,
its General Partner

	By:	/s/ Todd J. Russo
Todd J. Russo
Senior Vice President, General Counsel and Secretary

Dated February 26, 2018

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